As filed with the Securities and Exchange Commission on June 22, 2026
Registration No. 333-198145

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-198145
UNDER THE SECURITIES ACT OF 1933

METLIFE, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-4075851
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
200 Park Avenue
New York, New York 10166-0188
(Address of Principal Executive Offices) (Zip Code)
MetLife, Inc. 2015 Stock and Incentive Compensation Plan
(Full title of the plan)
Monica Curtis
Executive Vice President and Chief Legal Officer
MetLife, Inc.
200 Park Avenue
New York, New York 10166-0188
(212) 578-9500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

MetLife, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-198145) filed with the SEC on August 14, 2014 (the “Prior Registration Statement”) registering the offer and sale of 76,988,581 shares of common stock of the Company, par value $0.01 per share (“Shares”), issuable pursuant to the MetLife, Inc. 2015 Stock and Incentive Compensation Plan (the “2015 Plan”).
On June 18, 2024, the Company’s shareholders approved the MetLife, Inc. 2025 Stock and Incentive Compensation Plan (the “2025 Plan”), which the Board of Directors of the Company had previously approved. As a result, the 2025 Plan replaced the 2015 Plan and no additional awards were made under the 2015 Plan after the 2025 Plan became effective on January 1, 2025. However, dividend Shares issued in connection with Shares deferred under the 2015 Plan (and any predecessor plan) continue to be issued under the 2015 Plan. As of the date hereof, 29,258,600 Shares that were previously registered for issuance under the Prior Registration Statement remain unissued and are not subject to outstanding awards under the 2015 Plan.
In accordance with the undertakings contained in the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered which remain unsold at the termination of the offering, the Company hereby deregisters 24,258,600 Shares that have not been and will not be issued under the 2015 Plan. As of the date hereof, an aggregate of 4,326,285 Shares remain subject to outstanding stock awards previously granted under the 2015 Plan and the Prior Registration Statement will remain in effect to cover the potential issuances of Shares pursuant to the terms of such outstanding awards, as well as issuances of deferred Shares under the 2015 Plan (and any predecessor plan). The Prior Registration Statement will also remain in effect to cover up to 5,000,000 dividend Shares issuable in connection with Shares deferred under the 2015 Plan (and any predecessor plan).

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company as registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 22nd day of June, 2026.

METLIFE, INC.

By:	/s/ Monica Curtis
	Name:	Monica Curtis
	Title:	Executive Vice President and Chief Legal Officer
No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.